EXHIBIT 10.33
December 18, 2008
Christophe Chene
1495 Montelegre Dr
San Jose, CA 95120
Dear Christophe:
We are pleased to offer you the positions of Senior Vice President of World Wide Sales, as a full-time employee, reporting to Sylvia Summers. Assuming you accept, you would be employed by Trident Multimedia Technologies (Shanghai) Co., Ltd.(“Trident Shanghai”), a subsidiary of Trident Microsystems (Far East) Ltd. Trident Far East is a subsidiary of Trident Microsystems, Inc. (“Trident”).
The details of this employment offer, including the compensation package, are as follows:
•	Your base salary shall be $250,000 USD per year, paid on a semi-monthly basis at a rate of $20,833 USD with no annual fixed bonus (13th and 14th month’s base salary) payable during the year.
•	Upon the approval of the Compensation Committee of Trident’s Board of Directors (“Compensation Committee”), following your commencement of employment with Trident Shanghai, you will be granted the equity incentive awards described in Appendix A, subject to the terms set forth therein.
•	You will be eligible to participate in Trident’s Executive Incentive Bonus Plan and your target bonus payment will be 40% of your annual base salary, as described in Appendix B.
•	You will be eligible to participate in Trident’s Sales Commission Plan and your target sales commission will be 20% of your annual base salary, as described in Appendix C.
•	Trident Shanghai will provide you with a monthly housing allowance equivalent of $7,000 USD on a cash basis, payable in Shanghai.
•	You will receive a monthly goods and services differential allowance equivalent of $3,000 USD on a cash basis, payable in Shanghai.
•	You will receive a car allowance equivalent of $800.00 USD per month.
•	One company-paid economy class home leave trip (US/Shanghai or Europe/Shanghai) will be provided to you and your immediate family member(s) annually.
•	Trident Shanghai will provide you with the relocation assistance in accordance with Trident’s policy. You will be entitled to the similar assistance for repatriation at the end of your employment with Trident Shanghai provided your employment is not terminated for cause.
•	You will be eligible to participate in the medical, dental, vision, life and disability insurance programs.
•	You will be entitled to 23 days paid annual leave for the first year of employment and thereafter, you will earn one additional day for each year of service up to a maximum of 30 days.
•	Tax equalization will apply to ensure that the income taxes incurred for the expatriate assignment remain neutral to you, based on Trident’s policy. Trident Shanghai will withhold applicable income tax provided by the designated accounting firm. Trident Shanghai will absorb the excess hypothetical income tax arising out of this appointment. In the event of any shortfall in the hypothetical tax withholding, you will repay the amount due to Trident Shanghai.
•	Trident Shanghai will reimburse you the costs incurred for language training assistance up to a maximum of 150 hours of formal instruction per person for you and each of your immediate family member(s).
•	Other employee benefits and employment terms including probation and required termination notice will be subject to Trident Shanghai’s policies, except that you will be given six months’ termination notice if your employment is terminated without cause during the first year of employment.
•	Trident Shanghai undertakes to assist you in obtaining an appropriate work authorization visa and work permit, subject to approval by the local Chinese authorities, to enable you to carry out your duties in Shanghai. You will be reimbursed for reasonable charges incurred for visas and work permit applications for yourself and your immediate family member(s).
•	Subject to confirmation by the Trident Compensation Committee, as a Section 16 Officer, you will be eligible to receive the applicable benefits set forth in Trident’s Executive Change in Control Severance Plan, as amended from time to time.

December 15, 2008
Christophe Chene

Within three (3) days of the start of your employment, you will be required to complete the following:
•	You must provide acceptable documentation of proof of your eligibility to work in the United States as required by the Immigration and Naturalization Act (I-9).
•	Your employment with Trident is “at will”; it is for no specified term, and may be terminated by you or Trident at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign Trident’s standard form of Employment, Proprietary Information and Invention Assignment Agreement.
Trident is a dynamic, fast growing company whose success depends upon the contributions of talented individuals such as you. You can accept this offer by signing below, indicating your anticipated start date, and returning this copy to me. Should you have any questions or if you need additional information, please feel free to contact me at (408) 764-8844.
This offer of employment supersedes all prior offers and is contingent upon your ability to comply with the employment authorization provisions of the Immigration & Naturalization Act as well as the successful completion of your background investigation. In addition, this offer is conditioned upon your acceptance, in writing, by December 26, 2008.
Sincerely,
/s/ Donna M. Hamlin
Donna M. Hamlin
Vice President, Human Resources & Administration

December 15, 2008
Christophe Chene

ACKNOWLEDGMENTS & ACCEPTANCE
I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, “at will” and can be terminated either by me or by Trident at any time, with or without notice and with or without cause, subject to the terms of this letter. The provisions stated in this offer letter supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by an authorized officer of Trident and me.

/s/ Christophe Chene	12/19/2008	01/19/2009

(Christophe Chene)	Date	Anticipated Start Date

December 15, 2008
Christophe Chene

Appendix A
Equity Incentive Award
Initial Hire-On Option Grant
Upon the approval of Trident’s Compensation Committee, following your employment start date, you will be granted a non-qualified stock option to purchase 100,000 shares of Trident’s common stock at an exercise price per share equal to the closing price of a share of Trident’s common stock on the Nasdaq Global Market on the effective date of grant. Subject to your continued performance of services with Trident through each respective vesting date, the shares subject to this stock option will vest and become exercisable over a four-year period at the rate of 25% of such shares upon each of the first four anniversaries of your employment start date. Your stock option will be granted under and subject to the terms and conditions of Trident’s standard form of stock option agreement, which you will be required to sign as a condition to receiving this option.
Initial Hire-on Restricted Stock Award
Upon the approval of Trident’s Compensation Committee, following your employment start date, you will be granted a restricted stock award consisting of 45,000 shares of Trident’s common stock. These shares will be subject to automatic forfeiture if your performance of services with Trident terminates prior to the date on which the shares vest. Subject to your continued performance of services with Trident or one of its subsidiaries through each respective vesting date, the shares subject to this restricted stock award will vest over a three-year period at the rate of one-third upon each of the first three anniversaries of your employment start date. Your restricted stock award will be granted under and subject to the terms and conditions of the 2006 Equity Incentive Plan and Trident’s standard form of restricted stock agreement, which you will be required to sign as a condition to receiving this award.

/s/ Christophe Chene
(Christophe Chene)

December 15, 2008
Christophe Chene

Appendix B
Executive Incentive Bonus Plan
You will be eligible to participate in Trident’s Executive Incentive Bonus Plan at a target rate of 40% of your annual base salary. The actual bonus, if any, you earn under the Incentive Bonus Plan will be based upon Trident’s achievement of annual performance goals determined by the Board of Directors and/or Compensation Committee. In addition, you must be an active employee on the date of the bonus payment to be entitled to receive a bonus under the Incentive Bonus Plan. The detailed terms and conditions of the Incentive Bonus Plan are defined yearly by Trident’s Board of Directors and/or Compensation Committee and are subject to change at the Board of Directors’ and/or Compensation Committee’s discretion from year to year.

/s/ Christophe Chene
(Christophe Chene)

December 15, 2008
Christophe Chene

Appendix C
Sales Commission Plan
Christophe Chene:
You will be eligible to participate in Trident’s Sales Commission Plan at a target rate of 20% of your base salary. The actual sales commission, if any, you earn under the Sales Commission Plan will be based upon the achievement of specific revenue and market penetration targets mutually agreed upon in each quarter. In addition, you must be an active employee on the date of the commission payment to be entitled to receive a commission under the Sales Commission Plan. The detailed terms and conditions of the Sales Commission Plan are defined quarterly by Trident’s executive management and are subject to change at management’s discretion from quarter to quarter.

/s/ Christophe Chene
(Christophe Chene)